As filed with the Securities and Exchange Commission on November 8, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ONTO INNOVATION INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2276314
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16 Jonspin Road

Wilmington, MA 01887

(Address of principal executive offices, including zip code)

RUDOLPH TECHNOLOGIES, INC. 2018 STOCK PLAN

(Full title of the plan)

MICHAEL P. PLISINSKI

Chief Executive Officer

ONTO INNOVATION INC.

16 Jonspin Road

Wilmington, MA 01887

(978) 253-6200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company, “and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share, reserved for issuance pursuant to the Rudolph Technologies, Inc. 2018 Stock Plan	3,046,058 (2)	$32.52	$98,409,980.85	$12,773.62

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution from stock splits, stock dividends or similar transactions.

(2)

Represents shares subject to issuance pursuant to the Rudolph Technologies, Inc. 2018 Stock Plan (the “Plan”), which Plan was assumed by Onto Innovation Inc. (formerly Nanometrics Incorporated) (the “Registrant”) on October 25, 2019 pursuant to an Agreement and Plan of Merger, dated June 23, 2019, by and among the Registrant, Rudolph Technologies, Inc., a Delaware corporation (“Rudolph”), and PV Equipment Inc., a Delaware corporation and a wholly-owned subsidiary of the Registrant, including 362,990 shares of the Registrant’s common stock (i) previously reserved but not issued pursuant to awards granted under the Rudolph Technologies, Inc. 2009 Stock Plan (the “2009 Plan”), (ii) subject to stock options or similar awards granted under the 2009 Plan that expired or otherwise terminated, or that may expire or otherwise terminate, without having been exercised in full, and (iii) issued pursuant to awards granted under the 2009 Plan that were, or may be, forfeited to or repurchased by the Registrant.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of (a) $15.1952, the weighted average exercise price of the 37,393 shares subject to outstanding stock option grants under the Plan and (b) $32.52, the average of the high and low sale prices of the Registrant’s Common Stock on the New York Stock Exchange on November 1, 2019, in accordance with Rule 457(c) under the Securities Act for the 3,008,665 shares issuable under the Plan, which are not subject to outstanding options.

EXPLANATORY NOTE

On October 25, 2019 (the “Effective Date”), Nanometrics Incorporated, a Delaware corporation (“Nanometrics”), and Rudolph Technologies, Inc., a Delaware corporation (“Rudolph”), completed the previously announced merger in accordance with the terms of the Agreement and Plan of Merger, dated as of June 23, 2019 (the “Merger Agreement”), by and among Nanometrics, Rudolph and PV Equipment Inc., a Delaware corporation and wholly owned subsidiary of Nanometrics (“Merger Sub”), pursuant to which Merger Sub merged with and into Rudolph, with Rudolph surviving the Merger as a wholly owned subsidiary of Nanometrics (the “Merger”). On the Effective Date, pursuant to the Merger Agreement, Nanometrics changed its name to “Onto Innovation Inc.” (the “Registrant”).

The combined company will account for the acquisition pursuant to the merger agreement as a reverse acquisition using the acquisition method of accounting in accordance with generally accepted accounting principles, with Rudolph being treated as the acquiring entity for accounting purposes.

At the effective time of the Merger (the “Effective Time”), options to purchase shares of common stock of Rudolph, par value $0.001 per share (“Rudolph Common Stock”) outstanding immediately prior to the Effective Time (“Rudolph Options”), all of which were fully vested, were assumed by Nanometrics and converted into an option to acquire that number of shares of Onto Innovation common stock, par value $0.001 per share (“Onto Innovation Common Stock”) equal to the product obtained by multiplying (x) the number of shares of Rudolph Common Stock underlying the applicable Rudolph Option immediately prior to the Effective Time multiplied by (y) 0.8042 (the “Exchange Ratio”), rounded down to the nearest whole share number of Onto Innovation Common Stock, and with a per share exercise price equal to (A) the per share exercise price applicable to such Rudolph Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, with the resulting exercise price per share rounded up to the nearest whole cent (each, an “Onto Innovation Option”). Each assumed and converted Onto Innovation Option will continue to be governed by substantially the same terms and conditions as were applicable to the Rudolph Option immediately prior to the Effective Time (including that each fully vested option will have the same expiration date as applied under the Rudolph Option immediately before the Effective Time).

At the Effective Time, each Rudolph time-based restricted stock unit and performance-based restricted stock unit that was outstanding immediately prior to the Effective Time and was not vested (each, a “Rudolph RSU”) was assumed by Nanometrics and converted into an award to receive that number of shares of Onto Innovation Common Stock (each, an “Onto Innovation RSU”) equal to the product of (x) the number of shares of Rudolph Common Stock subject to such Rudolph RSU immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, with the resulting number of Onto Innovation shares rounded up or down to the nearest whole share of Onto Innovation Common Stock. Each assumed and converted Onto Innovation RSU will continue to have, and will be subject to, substantially the same terms and conditions as applied to the applicable Rudolph RSU immediately prior to the Effective Time (including the vesting and settlement schedule(s) as were applicable to the corresponding Rudolph RSU immediately before the Effective Time).

In addition, at the Effective Time, in accordance with the terms of the Merger Agreement, Nanometrics assumed the Rudolph 2018 Stock Plan (the “Plan”) for the purpose of granting future equity awards relating to Onto Common Stock to employees who were employed by Rudolph immediately prior to the Effective Time, or who are hired after the Merger. This registration statement is being filed to register shares of Onto Common Stock issuable pursuant to the Plan and pursuant to the Rudolph Options and Rudolph RSUs assumed by Nanometrics.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans or agreements, as applicable, covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans or agreements, as applicable, covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 29, 2018, filed with the Securities Exchange Commission (the “SEC”) on February 25, 2019 (File No. 000-13470);

(b)	Rudolph’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 15, 2019 (File No. 001-36226);

(c)	The Registrant’s Quarterly Reports on Form 10-Q for the period ended March 30, 2019, June 29, 2019 and September 28, 2019, filed with the SEC on May 1, 2019 (File No. 000-13470), July 31, 2019 (File No. 000-13470) and November 7, 2019, respectively (File No. 001-39110);

(d)	Rudolph’s Quarterly Reports on Form 10-Q for the period ended March 31, 2019, June 30, 2019 and September 30, 2019, filed with the SEC on May 7, 2019, July 30, 2019, and November 7, 2019, respectively (File No. 001-36226);

(e)	A description of the Common Stock set forth in the Registration Statement on Form 8-A, filed with the SEC on October 25, 2019 (File No. 001-39110); and

(f)	All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in clause (a) above.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Registrant’s amended and restated bylaws provide that the Registrant will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust, enterprise or non-profit entity, against all liability and loss suffered and expenses reasonably incurred by such person in connection with such proceeding. The Registrant’s amended and restated bylaws further provide for the advancement of expenses to each of its officers and directors.

The Registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit.

The Registrant also maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL or the provisions of the Registrant’s amended and restated certificate of incorporation.

In addition, under the Merger Agreement and subject to applicable law, from the effective time of the Merger (the “Effective Time”), which occurred on October 25, 2019, through the sixth anniversary of the date on which the Effective Time occurs, each of the Registrant and the corporation surviving the Merger between Rudolph and Merger Sub (the “Surviving Corporation”) will, jointly and severally, indemnify and hold harmless each person who is, as of the date of the Merger Agreement (June 23, 2019), or has been at any time prior to such date, or who becomes prior to the Effective Time, a director or officer of the Registrant, Rudolph or any of their respective subsidiaries, against any costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each indemnified party to the fullest extent provided pursuant to the applicable governing documents of the Registrant, Rudolph or either of their respective subsidiaries, or any indemnification agreements in existence on the date of the Merger Agreement with the Registrant, Rudolph or either of their respective subsidiaries, as long as such indemnified party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such indemnified party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time (including acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the merger or any of the other transactions contemplated by the Merger Agreement), whether asserted or claimed prior to, at or after the effective time, in connection with such persons serving as an officer or director of the Registrant, Rudolph, or any of their subsidiaries, as applicable, or as an officer, director, employee or other fiduciary of any other person if such service was at the request or for the benefit of the Registrant, Rudolph or any of their subsidiaries, as applicable, to the fullest extent provided pursuant to the governing documents of the Registrant, Rudolph or their subsidiaries, as applicable, or any indemnification agreements in existence on the date of the Merger Agreement with the Registrant, Rudolph or either of their respective subsidiaries. All rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the indemnified parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any agreement will survive the merger and the other transactions contemplated by the Merger Agreement and will continue in full force and effect.

Further, pursuant to the Merger Agreement, for a period of six years following the closing of the Merger (the “Closing”), which occurred on October 25, 2019, the provisions of the Surviving Corporation’s certificate of incorporation and bylaws will contain provisions at least as favorable as the provisions relating to the indemnification, advancement of expenses and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Rudolph and the Registrant immediately before the Effective Time.

The Registrant has also entered into indemnification agreements with each of the Registrant’s directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and by the Registrant’s amended and restated certificate of incorporation or amended and restated bylaws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Onto Innovation Inc. (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K (File No. 001-39110) filed on October 28, 2019).

4.2	Bylaws of Onto Innovation Inc., dated October 25, 2019 (incorporated by reference to Exhibit 3.3 to Current Report on Form 8-K (File No. 001-39110) filed on October 28, 2019).

5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1*	Consent of PricewaterhouseCoopers LLP (independent registered public accounting firm of Onto Innovation Inc.)

23.2*	Consent of Ernst & Young LLP (independent registered public accounting firm of Rudolph Technologies, Inc.)

23.3*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature pages of this Registration Statement).

99.1#	Rudolph Technologies, Inc. 2018 Stock Plan (incorporated by reference to Exhibit 10.1 of Rudolph’s Current Report on Form 8-K (File No. 001-36226) filed on May 16, 2018).

*	Filed herewith.
#	Compensatory plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, Commonwealth of Massachusetts, on the 8th day of November, 2019.

ONTO INNOVATION INC.

By:	Onto Innovation Inc.

By:	/s/ Michael P. Plisinski
Name:	Michael P. Plisinski
Title:	Chief Executive Officer and Director

Each person whose signature appears below hereby authorizes and appoints Michael P. Plisinski and Robert A. Koch, and each of them, severally, any of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement on Form S-8 and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date presented.

Signature	Title	Date

/s/ Michael P. Plisinski	Chief Executive Officer and Director	November 8, 2019
Michael P. Plisinski

/s/ Steven R. Roth	Chief Financial Officer	November 8, 2019
Steven R. Roth

/s/ Robert A. Koch	Vice President and General Counsel	November 8, 2019
Robert A. Koch

/s/ Jeffrey A. Aukerman	Director	November 8, 2019
Jeffrey A. Aukerman

/s/ Leo Berlinghieri	Director	November 8, 2019
Leo Berlinghieri

/s/ Edward J. Brown, Jr.	Director	November 8, 2019
Edward J. Brown, Jr

/s/ Vita A. Cassese	Director	November 8, 2019
Vita A. Cassese

/s/ Robert G. Deuster	Director	November 8, 2019
Robert G. Deuster

/s/ David B. Miller	Director	November 8, 2019
David B. Miller

/s/ Bruce C. Rhine	Director	November 8, 2019
Bruce C. Rhine

/s/ Christopher A. Seams	Director and Chairman	November 8, 2019
Christopher A. Seams

/s/ Timothy J. Stultz, Ph.D.	Director	November 8, 2019
Timothy J. Stultz, Ph.D.

/s/ Christine A. Tsingos	Director	November 8, 2019
Christine A. Tsingos

/s/ John R. Whitten	Director	November 8, 2019
John R. Whitten